Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-212832 on Form S-3 of CIM Group, Inc. of our report dated September 4, 2026, relating to the financial statements of CIM Group Management, LLC and CIM Group Investments, LLC appearing in this Current Report on Form 8-K/A dated September 4, 2026.
/s/ Deloitte & Touche LLP
Los Angeles, California
September 4, 2026